UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2015

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 2, 2015 Graham Corporation (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (collectively, the “Bank”) and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger. The New Credit Agreement provides the Company with a $25,000,000 revolving credit facility, with no sublimits on either the issuance of letters of credit or bank guarantees by the Company or its subsidiaries. The New Credit Agreement is expandable at the Company’s option at any time to up to $50,000,000. The New Credit Agreement, which has a five year term, was entered into by the Company to support its anticipated working capital and letter of credit requirements as well as its strategic growth objectives.

At the Company’s option, amounts outstanding under the New Credit Agreement will bear interest at rate equal to either (i) the Bank’s Prime Rate (as defined in the New Credit Agreement), or (ii) LIBOR plus a margin. The margin will be based upon the ratio of the Company’s Funded Indebtedness to EBITDA (each as defined in the New Credit Agreement) and may range from 2.00% to 1.00%. Amounts available for borrowing under the New Credit Agreement are subject to an unused commitment fee of between 0.375% to 0.200%, depending on the above ratio. Interest payments under the New Credit Agreement are due monthly, with the principal balance due upon maturity.

The New Credit Agreement replaces in its entirety that certain Loan Agreement dated December 3, 2010 between the Company and Bank of America, N.A. (as amended from time to time, the “Prior Credit Agreement”), which has been terminated. Letters of credit issued under the Prior Credit Agreement in the aggregate undrawn face amount of approximately $8,785,000 as of the date of this Current Report on Form 8-K will remain outstanding with Bank of America, N.A. until their expiration in the ordinary course of business. The Company did not have any borrowings outstanding under the Prior Credit Agreement as of the date of this Current Report on Form 8-K.

Under the New Credit Agreement, the Company covenants to maintain (i) a maximum Funded Indebtedness to EBITDA Ratio (as defined in the New Credit Agreement) for any period of four consecutive fiscal quarters of 3.5 to 1.0, and (ii) an Interest Coverage Ratio (as defined in the New Credit Agreement) for any period of four consecutive fiscal quarters of at least 4.0 to 1.0. Each of the Funded Indebtedness to EBITDA Ratio and Interest Coverage Ratio shall be calculated on a trailing twelve month basis and tested on the last day of each fiscal quarter, commencing December 31, 2015.

The New Credit Agreement also provides that the Company is permitted to pay dividends without limitation if it maintains a Funded Indebtedness to EBITDA Ratio equal to or less than 2.0 to 1.0 and permits the Company to pay dividends in an amount not to exceed 25% of its net income for the immediately preceding four fiscal quarters if it maintains a Funded Indebtedness to EBITDA Ratio of greater than 2.0 to 1.0 as at the end of any fiscal quarter. In addition, the New Credit Agreement contains representations, warranties, covenants, terms and conditions as are customary to similar agreements.

The Company, together with its subsidiary Energy Steel & Supply Co., Inc. (“Energy Steel”), has granted the Bank a security interest in all the Company’s and Energy Steel’s tangible and intangible property and has also agreed to pledge to the Bank an equity interest in each of the

Company’s subsidiaries, pursuant to a Pledge and Security Agreement, a Trademark Security Agreement and a Patent Security Agreement, each dated as of December 2, 2015. The New Credit Agreement also requires Energy Steel to act as a guarantor of amounts outstanding under the New Credit Agreement.

A copy of each of the New Credit Agreement, the Promissory Note evidencing indebtedness under the New Credit Agreement, the Pledge and Security Agreement, the Trademark Security Agreement, and the Patent Security Agreement will be attached as exhibits to the Company’s next Quarterly Report on Form 10-Q. The above summary of each of the above agreements is qualified in its entirety by reference to the actual text of such agreements.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: December 3, 2015	By:	/s/ Jeffrey Glajch
Jeffrey Glajch
Vice President – Finance & Administration and Chief Financial Officer